As filed with the Securities and Exchange Commission on March 16, 2011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

LPL Investment Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware	20-3717839
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

One Beacon Street, Boston, Massachusetts	02108
(Address of Principal Executive Offices)	(Zip Code)
2010 Omnibus Equity Incentive Plan
(Full titles of the plans)

Stephanie L. Brown, Esq.
Managing Director and General Counsel
One Beacon Street
Boston, MA 02108
(Name and address of agent for service)
(617) 423-3644
(Telephone number, including area code, of agent for service)

Please send copies of all communications to:
Julie H. Jones, Esq.
Ropes & Gray LLP
Prudential Tower 800 Boylston Street
Boston, MA 02199
617-951-7000 (phone)
617-951-7050 (facsimile)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed Maximum
Title of Each Class of	Amount to be	Maximum Offering	Aggregate Offering	Amount of
Securities to be Registered	Registered (1)	Price Per Share	Price	Registration Fee
Common Stock, $0.001 par value per share	9,821,056 (2)	$33.22(4)	$326,255,480.32	$37,878.26
Common Stock, $0.001 par value per share	152,250 (3)	$30.00	$4,567,500.00	$530.29
Common Stock, $0.001 par value per share	4,284 (3)	$35.01	$149,982.84	$17.41
Common Stock, $0.001 par value per share	1,583,733 (3)	$34.61	$54,812,999.13	$6,363.79
Common Stock, $0.001 par value per share	432,519 (3)	$34.01	$14,709,971.19	$1,707.83
Common Stock, $0.001 par value per share	12,104 (3)	$33.05	$400,037.20	$46.44
Common Stock, $0.001 par value per share	24,061 (3)	$32.33	$777,892.13	$90.31
Totals	12,030,007		$401,673,862.81	$46,634.34

(1)	This registration statement covers an aggregate of 12,030,007 shares of Common Stock issuable pursuant to awards granted under the 2010 Omnibus Equity Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers such additional shares of Common Stock as may be issued to prevent dilution from stock splits, stock dividends and similar transactions.

(2)	Consists of shares reserved for issuance under the Plan.

(3)	Consists of shares subject to awards outstanding under the Plan.

(4)	Offering prices of options that have not yet been granted as of the date of this Registration Statement are computed in accordance with Rule 457(h) of the Securities Act, as amended, based on the average of the high and low prices of the Common Stock as reported by The NASDAQ Global Market on March 14, 2011 to be $32.87 and $33.57, respectively.

PART I
     As permitted by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants of the Plan as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the “SEC) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     We incorporate by reference herein the following documents filed by LPL Investment Holdings Inc. (the “Registrant”) with the SEC:
(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 9, 2011;

(b)	the Registrant’s Current Reports on Form 8-K, filed with the SEC on February 7, 2011 and March 14, 2011; and

(c)	the description of the Registrant’s Common Stock, $0.001 par value per share, which is contained in the Registrant’s registration statement on Form 8-A filed by the Registrant with the SEC under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on November 12, 2010, including any amendments or reports filed for the purpose of updating such description.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.

Item 6. Indemnification of Directors and Officers.
     Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) enables a corporation in its original certificates of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for liability of directors for unlawful payment of dividends or unlawful stock purchase or redemptions pursuant to Section 174 of the DGCL or (iv) for any transaction from which a director derived an improper personal benefit. The Registrant’s certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent authorized by the DGCL.
     Section 145(a) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was lawful.
     Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     Registrant’s certificate of incorporation generally provides that Registrant will indemnify its directors and officers to the fullest extent permitted by law. Registrant’s certificate of incorporation also provides that the indemnification and advancement of expenses provided by, or granted pursuant to the certificate of incorporation are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or otherwise. Section 145(f) of the DGCL further provides that a right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission which is the subject of the civil, criminal, administrative or investigation action, suit or proceeding for which indemnification or advancement of expenses is sought.

     Registrant has also entered into indemnification agreements with certain of its directors and officers. Such agreements generally provide for indemnification by reason of being a director or officer of Registrant, as the case may be. These agreements are in addition to the indemnification provided by Registrant’s charters and bylaws.
     Registrant has also obtained officers’ and directors’ liability insurance which insures against liabilities that officers and directors of the Registrant may, in such capacities, incur. Section 145(g) of the DGCL provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under that section.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     Exhibit
4.1	2010 Omnibus Equity Incentive Plan (previously filed as Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-167325) and incorporated herein by reference).

4.2	Amended and Restated Certificate of Incorporation (previously filed as Exhibit 3.1 to the registration statement on Form S-1 (File No. 333-167325) and incorporated herein by reference).

4.3	Second Amended and Restated Bylaws (previously filed as Exhibit 3.2 to the registration statement on Form S-1 (File No. 333-167325) and incorporated herein by reference).

4.4	Stockholders’ Agreement, dated December 28, 2005 (previously filed as Exhibit 4.2 to the registration statement on Form S-1 (File No. 333-167325) and incorporated herein by reference).

4.5	First Amendment to Stockholders’ Agreement dated December 28, 2005, among LPL Investment Holdings Inc., LPL Holdings, Inc. and other stockholders party thereto (previously filed as Exhibit 4.2 to the Registrant’s 10-K filed on March 9, 2011 and incorporated herein by reference).

4.6	Stockholders’ Agreement among the Company and Hellman & Friedman Capital Partners IV, L.P., Hellman & Friedman Capital Partners V (Parallel), L.P., Hellman & Friedman Capital Associates V, L.P. and TPG Partners IV, L.P. (previously filed as Exhibit 4.3 to the Registrant’s 10-K filed on March 9, 2011 and incorporated herein by reference).

4.7	Fifth Amended and Restated LPL Investment Holdings Inc. 2000 Stock Bonus Plan (previously filed as Exhibit 4.5 to the registration statement on Form S-1 (File No. 333-167325) and incorporated herein by reference).

4.8	Management Stockholders’ Agreement among the Company and Stephanie L. Brown, Mark S. Casady, William E. Dwyer III, Robert J. Moore and Esther M. Stearns (previously filed as Exhibit 4.5 to the Registrant’s 10-K filed on March 9, 2011 and incorporated herein by reference).

5.1	Opinion of Ropes & Gray LLP.

23.1	Consent of Deloitte & Touche, LLP.

23.2	Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page in Part II).
Item 9. Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d)

of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on this 16th day of March, 2011.

LPL Investment Holdings Inc.
By:	/s/ Mark S. Casady
	Name:	Mark S. Casady
	Title:	Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature appears below constitutes and appoints Mark S. Casady, Stephanie L. Brown and Robert J. Moore, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents with full power of each to act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 to be filed by LPL Investment Holdings Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitutes, may lawfully do or cause to be done by virtue hereof.
* * * *
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Mark S. Casady Mark S. Casady	Chief Executive Officer and Chairman (Principal Executive Officer)	March 16, 2011

/s/ Robert J. Moore Robert J. Moore	Chief Financial Officer and Treasurer (Principal Financial Officer)	March 16, 2011

/s/ Thomas D. Lux Thomas D. Lux	Chief Accounting Officer (Principal Accounting Officer)	March 16, 2011

Signature	Title	Date

/s/ John J. Brennan John J. Brennan	Director	March 16, 2011

/s/ Richard W. Boyce Richard W. Boyce	Director	March 16, 2011

/s/ James S. Putnam James S. Putnam	Director, Vice Chairman	March 16, 2011

/s/ Erik D. Ragatz Erik D. Ragatz	Director	March 16, 2011

/s/ James S. Riepe James S. Riepe	Director	March 16, 2011

/s/ Richard P. Schifter Richard P. Schifter	Director	March 16, 2011

/s/ Jeffrey E. Stiefler Jeffrey E. Stiefler	Director	March 16, 2011

/s/ Allen R. Thorpe Allen R. Thorpe	Director	March 16, 2011

EXHIBIT INDEX
4.1	2010 Omnibus Equity Incentive Plan (previously filed as Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-167325) and incorporated herein by reference).

4.2	Amended and Restated Certificate of Incorporation (previously filed as Exhibit 3.1 to the registration statement on Form S-1 (File No. 333-167325) and incorporated herein by reference).

4.3	Second Amended and Restated Bylaws (previously filed as Exhibit 3.2 to the registration statement on Form S-1 (File No. 333-167325) and incorporated herein by reference).

4.4	Stockholders’ Agreement, dated December 28, 2005 (previously filed as Exhibit 4.2 to the registration statement on Form S-1 (File No. 333-167325) and incorporated herein by reference).

4.5	First Amendment to Stockholders’ Agreement dated December 28, 2005, among LPL Investment Holdings Inc., LPL Holdings, Inc. and other stockholders party thereto (previously filed as Exhibit 4.2 to the Registrant’s 10-K filed on March 9, 2011 and incorporated herein by reference).

4.6	Stockholders’ Agreement among the Company and Hellman & Friedman Capital Partners IV, L.P., Hellman & Friedman Capital Partners V (Parallel), L.P., Hellman & Friedman Capital Associates V, L.P. and TPG Partners IV, L.P. (previously filed as Exhibit 4.3 to the Registrant’s 10-K filed on March 9, 2011 and incorporated herein by reference).

4.7	Fifth Amended and Restated LPL Investment Holdings Inc. 2000 Stock Bonus Plan (previously filed as Exhibit 4.5 to the registration statement on Form S-1 (File No. 333-167325) and incorporated herein by reference).

4.8	Management Stockholders’ Agreement among the Company and Stephanie L. Brown, Mark S. Casady, William E. Dwyer III, Robert J. Moore and Esther M. Stearns (previously filed as Exhibit 4.5 to the Registrant’s 10-K filed on March 9, 2011 and incorporated herein by reference).

5.1	Opinion of Ropes & Gray LLP.

23.1	Consent of Deloitte & Touche, LLP.

23.2	Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page in Part II).